Exhibit 4.17

SECOND SUPPLEMENTAL AGREEMENT

This Second Supplemental Agreement (the “Agreement”) is dated on March 17, 2022, by and between Quantum Infosec Inc. (the “Vendor”), Guardforce AI Co., Limited (the “Purchaser”) and Handshake Networking Limited (the “Company”) (collectively, the “Parties”).

RECITALS:

1. The Parties have executed the Sale and Purchase Agreement (the “SPA”) on February 4, 2021 pursuant to which the Vendor agreed to sell its 51% shares of the Company to the Purchaser or any of its subsidiary company in consideration of the issuance by the Purchaser of 131,105 ordinary shares (43,700 post consolidation), credited as fully paid, to the Vendor.

2. The Parties have executed a Supplemental Agreement as of March 12, 2021 (the “First Supplemental Agreement”) for the terms therein.

3. The Parties decided to execute the Second Supplemental Agreement to further amend the clawback clauses as stated below.

NOW THEREFORE, in light of the foregoing recitals, the Parties hereby agree as follows:

1. The original Clause 5.8 of the SPA states that:

“Both parties agree that apart from the Lockup Period as stated in Clause 5.6 above, the Consideration Shares (at a total valuation of HK$2,550,000) shall also be subject to the clawback for the targets as follows: (i) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the revenue target of the Company in 2021 (HK$5,000,000); (ii) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the net profit target of the Company in 2021 (HK$200,000); (iii) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the revenue target of the Company in 2022 (HK$7,500,000); and (iv) the remaining 25% of the Consideration Shares (ie HK$637,500) shall be subject to the net profit target of the Company in 2022 (HK$750,000). The difference between the targets above and the final respective revenue and net profit figures as reflected in the audited accounts shall be the amount of Consideration Shares to be clawed back. The transfer price of the Consideration Shares when clawed back shall be US$2.50 per share.”.

The Parties hereby agree to substitute the original Clause 5.8 by the following:

“Both parties agree that apart from the Lockup Period as stated in Clause 5.6 above, the Consideration Shares (at a total valuation of HK$2,550,000) shall also be subject to the clawback for the targets (audited and under Hong Kong Financial Reporting Standards) as follows: (i) 25% of the Consideration Shares (i.e., HK$637,500) shall be subject to the revenue target of the Company in the fiscal year of 2021 (HK$5,000,000); (ii) 25% of the Consideration Shares (i.e., HK$637,500) shall be subject to the revenue target of the Company in the fiscal year of 2022 (HK$7,500,000); (iii) 25% of the Consideration Shares (i.e., HK$637,500) shall be subject to the net profit target of the Company in the fiscal year of 2022 (HK$750,000); and (iv) the remaining 25% of the Consideration Shares (i.e., HK$637,500) shall be subject to the over achievement of HK$200,000 above the net profit target of the Company in the fiscal year of 2022 (i.e., HK$750,000 + HK$200,000 = HK$950,000). Except for the target (iv), the difference between the targets above and the final respective revenue and net profit figures as reflected in the audited accounts shall be the amount of Consideration Shares to be clawed back.”

2. Except for the above, all other terms in the SPA shall remain the same and unchanged.

(Signature page to follow)

IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto on the date set forth above.

SIGNED by
Richard James Stagg, a director	)	/s/ Richard James Stagg
for and on behalf of	)
Quantum Infosec Inc.	)
)
in the presence of: David William Walker	)	/s/ David William Walker

SIGNED by
Terence Wing Khai Yap, a director	)	/s/ Terence Wing Khai Yap
for and on behalf of	)
Guardforce AI Co., Limited	)
)
in the presence of: Wong Yuk Ping Eppie	)	/s/ Wong Yuk Ping Eppie

SIGNED by
David William Walker, a director	)	/s/ David William Walker
for and on behalf of	)
Handshake Networking Limited	)
)
in the presence of: Richard James Stagg	)	/s/ Richard James Stagg